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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           PLAYBOY ENTERPRISES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          [PLAYBOY LOGO APPEARS HERE]

                               ----------------

               Notice of the 2001 Annual Meeting of Stockholders

                               ----------------

                                  May 9, 2001


   The Annual Meeting of Stockholders of Playboy Enterprises, Inc. will be held at the Sheraton Chicago Hotel and Towers, 301 East North Water Street, Chicago, Illinois, on Wednesday, May 9, 2001, at 9:30 a.m., local time, for the following purposes:

  1. to elect seven directors, each for one-year terms;

  2. to vote on the ratification of the appointment of Ernst & Young LLP as our independent public accountants for the 2001 fiscal year; and

  3. to transact any other business that properly comes before the meeting.

   All holders of record of Playboy Class A common stock at the close of business on March 12, 2001 are entitled to notice of and to vote at the meeting. An alphabetical list of those stockholders, their addresses and the number of shares owned by each will be on display for all purposes germane to the meeting at Playboy's Chicago offices during normal business hours from April 27, 2001 to May 8, 2001. This list will also be on display at the meeting. Holders of Playboy Class B common stock on the record date are also welcome to attend the meeting but are not entitled to vote.

   We hope that you will be present at the meeting. If you cannot attend and you are a holder of Class A common stock, we urge you to vote your shares by dating, signing and mailing the enclosed proxy card in the envelope provided. The envelope requires no postage if it is mailed in the United States.

                                          By Order of the Board of Directors

                                          /s/ Howard Shapiro
                                          Howard Shapiro
                                          Secretary

April 11, 2001
Chicago, Illinois

                           PLAYBOY ENTERPRISES, INC.

                          680 North Lake Shore Drive
                            Chicago, Illinois 60611

                               ----------------
                                Proxy Statement

                               ----------------

                              GENERAL INFORMATION

Annual Meeting Time, Location and Admission Procedure

   The Annual Meeting of Stockholders of Playboy Enterprises, Inc. will be held on Wednesday, May 9, 2001, at 9:30 a.m., local time, at the Sheraton Chicago Hotel and Towers, 301 East North Water Street, Chicago, Illinois.

   All stockholders of record on March 12, 2001, the record date for the Annual Meeting, are invited to attend the Annual Meeting. If you attend, you may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Securities Entitled to be Voted at the Meeting

   Only shares of our Class A common stock held by stockholders of record on March 12, 2001, the record date for the Annual Meeting, are entitled to vote at the meeting. Each share of Class A common stock is entitled to one vote. On March 12, 2001, 4,859,102 shares of Class A common stock were outstanding. The Class B common stock is not entitled to be voted at the Annual Meeting. Holders of Class B common stock are receiving this proxy statement for information purposes only and will not receive a proxy card.

Information About This Proxy Statement

   We sent you these proxy materials because Playboy's Board of Directors is soliciting your proxy to vote your shares of Class A common stock at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. On April 11, 2001, we began mailing these proxy materials to all of our holders of record of Class A common stock and Class B common stock, as of the close of business on March 12, 2001.

Information About Voting

   Holders of Class A common stock can vote in person at the Annual Meeting or by proxy. If you want to vote by proxy, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying envelope, which is postage paid if mailed in the United States. If your shares of Class A common stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting.

   If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. If your shares of Class A common stock are not registered in your own name, and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker's proxy card and bring it with you to the Annual Meeting.

   If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposal. If you sign, date and return the card without indicating your instructions on how to vote your shares, they will be voted as follows:

  .  FOR the election of the seven nominees for director; and

  . FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for the 2001 fiscal year.

   If any other matter is presented at the meeting, the holders of your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted upon at the meeting.

   Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing, dating and mailing the enclosed proxy card in the accompanying envelope. Voting by proxy will not affect your right to attend the meeting and vote your shares in person.

   You may revoke or change your proxy at any time before it is exercised by any of the following methods:

  .  sending a written revocation to Playboy's Secretary, Howard Shapiro;

  .  signing and delivering a later dated proxy; or

  .  voting in person at the meeting.

   Your most current vote is the one that is counted.

Quorum Requirement

   A quorum is necessary to hold a valid Annual Meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Proxies marked "withheld" or "abstain" and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card, but not on others because the broker does not have authority to do so.

Information about Votes Necessary for Action to be Taken

   All matters to be considered at the Annual Meeting require an affirmative vote of the majority of all shares of Class A common stock present in person or by proxy. Proxies marked "withheld" or "abstain" will have the same effect as a vote against the election of the nominee or a vote against any other matter. Broker non-votes will have no effect on the two items to be presented at the meeting.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   Playboy's directors are elected by the stockholders each year at our Annual Meeting. Our directors are elected to serve one-year terms. Our bylaws allow the Board of Directors to fix the number of directors to be elected at each Annual Meeting at not fewer than five and not more than ten. The Board of Directors currently consists of seven members. The Board of Directors has nominated seven individuals for election at the Annual Meeting. Each of the nominees is currently a director. If reelected, each director's term will last until the 2002 Annual Meeting or until he or she is succeeded by another qualified director who has been elected.

   Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If a nominee is unavailable for election, the holders of your proxy may vote for another nominee proposed by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Your proxy may not be voted for more than seven nominees.

   THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES.

   The following information is provided with respect to each nominee for election as a director. The ages of the nominees are as of April 11, 2001.

CHRISTIE HEFNER
Director since 1979
Age 48

   Ms. Hefner was appointed Chairman of the Board and Chief Executive Officer of Playboy in November 1988. From September 1986 to November 1988, she was Vice Chairman of the Board, President and Chief Operating Officer. From February 1984 to September 1986, she was President and Chief Operating Officer. Ms. Hefner served as President since April 1982. From January 1978 to April 1982, Ms. Hefner was a Corporate Vice President. She joined Playboy in 1975 as Special Assistant to the Chairman of the Board. In addition, Ms. Hefner is a member of the Boards of Directors of Telocity Inc., a nationwide provider of broadband services to the residential market, and MarketWatch.com, Inc., an interactive financial media company. Ms. Hefner is the daughter of Hugh M. Hefner, Editor-in-Chief.

DENNIS S. BOOKSHESTER
Director since 1990
Age 62

   Mr. Bookshester is currently the Chief Executive Officer of Fruit of the Loom, Inc. and has been Chairman of the Board of Cutanix Corporation, a company principally engaged in scientific skin research, since November 1997. Prior to his current positions, Mr. Bookshester was an independent business consultant. From December 1990 to May 1991, he served as Chief Executive Officer of Zale Corporation, a company principally involved in the retail sale of jewelry. Mr. Bookshester was Corporate Vice Chairman, Chairman and Chief Executive Officer of the Retail Group of Carson Pirie Scott & Co., positions he held from 1984 to 1989. In addition, Mr. Bookshester is a member of the Boards of Directors of Fruit of the Loom, Inc. and Elder-Beerman Stores Corp., which operates full-service department stores in the Midwest. Mr. Bookshester is on the Visiting Committee of the University of Chicago Graduate School of Business. Mr. Bookshester is Chairman of the audit committee of the Board and is a member of the compensation committee of the Board.

DAVID I. CHEMEROW
Director since 1996
Age 49

   Mr. Chemerow has been a private investor since July 2000. Prior to that, he served as President and Chief Executive Officer of SOLDOUT.com, Inc. from May 2000 through July 2000 and was President and Chief Operating Officer from September 1999 through April 2000. SOLDOUT.com, Inc. was a premium event and entertainment resource, specializing in sold out and hard-to-obtain tickets and personalized entertainment packages for sports, theater, cultural and other events. Mr. Chemerow was President and Chief Operating Officer of GT Interactive Software Corp., a company principally engaged in publishing computer games, from April 1998 to September 1999; he served as Executive Vice President and Chief Operating Officer from May 1997 to April 1998. From April 1996 to May 1997, he was Executive Vice President and Chief Financial Officer of ENTEX Information Services, Inc., a company principally engaged in providing distributed computing management solutions. Beginning in 1990 and prior to joining ENTEX, he was Executive Vice President, Finance and Operations, and Chief Financial Officer of Playboy. From 1988 to 1990, he served as President of Beechwood Capital Corporation, an investment company involved in acquiring and operating businesses. Mr. Chemerow is also a member of the Board of Directors of Dunham's Athleisure Corporation, a sporting goods retailer. Mr. Chemerow is a member of the audit committee of the Board.

DONALD G. DRAPKIN
Director since 1997
Age 53

   Mr. Drapkin has been a Director and Vice Chairman of MacAndrews & Forbes Holdings Inc. and various of its affiliates since 1987. MacAndrews & Forbes Holdings Inc. has investments in an array of public and private companies, including Revlon and Sunbeam. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom in New York from 1977 to 1987. Mr. Drapkin also is a member of the Boards of Directors of Anthracite Capital, Inc., a publicly-traded real estate investment trust, The Molson Companies Limited, a diversified Canadian company best known for its Molson beer brand, Panavision, Inc., a designer, manufacturer and supplier of high-precision camera systems, Playboy.com, Inc., Revlon Consumer Products Corporation, Revlon, Inc., ProxyMed, Inc., a provider of electronic commerce services to the healthcare industry, The Warnaco Group, Inc., a contract apparel manufacturer for major brand name designers, and Weider Nutrition International, Inc., a vitamin, nutritional supplement and sports nutrition company. Mr. Drapkin is a member of the compensation committee of the Board.

SOL ROSENTHAL
Director since 1985
Age 66

   Mr. Rosenthal has been Of Counsel to the law firm of Arnold & Porter since July 2000. Prior to that, he was Of Counsel to the Los Angeles law firm of Blanc Williams Johnston & Kronstadt, L.L.P. from May 1996 through June 2000. Prior to that, he was a senior partner in the law firm of Buchalter, Nemer, Fields & Younger from 1974 through April 1996. He has served as an arbitrator in entertainment industry disputes since 1977 and as the Writers Guild-Association of Talent Agents Negotiator since 1978. Mr. Rosenthal is a former member of the Board of Governors, Academy of Television Arts & Sciences, on which he served from 1990 to 1992, is a former President of the Beverly Hills Bar Association and a former President of the Los Angeles Copyright Society. Mr. Rosenthal is Chairman of the compensation committee of the Board.

RICHARD S. ROSENZWEIG
Director since 1973
Age 65

   Mr. Rosenzweig has been Executive Vice President of Playboy since November 1988. From May 1982 to November 1988, he was Executive Vice President, Office of the Chairman, and from July 1980 to May 1982, he was Executive Vice President, Corporate Affairs. Before that, from January 1977 to June 1980, he had been Executive Vice President, West Coast Operations. His other positions with Playboy have included Executive Vice President, Publications Group, and Associate Publisher, Playboy magazine. He has been with Playboy since 1958.

SIR BRIAN WOLFSON
Director since 1996
Age 65

   Sir Brian Wolfson served as Chairman of Global Health Alternatives Inc., a company principally involved in health products, from October 1995 to February 1998. From January 1986 to June 1995, he served as Chairman of Wembley plc, a company engaged in the sports and entertainment industry. From 1967 to 1970, he served as joint managing director of Granada Group, a media and broadcasting company based in the United Kingdom. He is currently Chairman of the Boards of Directors of Fruit of the Loom, Inc. and Kepner-Tregoe Inc., a global consulting company, a member of the Board of Directors of Autotote Corporation, a developer and provider of computer software and hardware, and a Governor of the Joseph H. Lauder Institute of the University of Pennsylvania. Sir Brian Wolfson is a member of the audit committee of the Board.

                     MEETINGS AND COMMITTEES OF THE BOARD

   The Board of Directors held seven meetings during the 2000 fiscal year. In addition to meetings of the full Board, some directors also attended meetings of board committees on which they serve. Each of our directors attended at least 75% of all the meetings of the Board and of the committees on which he or she served during the 2000 fiscal year. The Board of Directors has a standing audit committee and a standing compensation committee, which are described below. The Board does not have a standing nominating committee.

Audit Committee

   The audit committee of the Board is comprised of three independent directors, Messrs. Bookshester (who serves as Chairman) and Chemerow and Sir Brian Wolfson. The functions of the audit committee and its activities during fiscal year 2000 are described in the section of this proxy statement titled "Report of the Audit Committee."

   During the year, the Board examined the composition of the audit committee in light of the adoption by the New York Stock Exchange of new rules governing audit committees. Based on this examination, the Board confirmed that all members of the audit committee are "independent" within the meaning of the Exchange's new rules.

   The audit committee met three times during fiscal year 2000.

Compensation Committee

   The compensation committee of the Board is currently comprised of three directors, Messrs. Rosenthal (who serves as Chairman), Bookshester and Drapkin. The key functions of the compensation committee include reviewing and approving our compensation philosophy concerning corporate officers and certain other key employees, reviewing the competitiveness of our compensation practices and determining salary and termination arrangements for and all proposed contracts and transactions with all of our employees whose salaries and bonuses are more than $250,000 but less than $400,000 per year, excluding corporate officers.

   Other key responsibilities of the compensation committee include reviewing and making recommendations to the Board concerning our employee benefit programs, determining compensation, salary or termination arrangements for, and all proposed contracts and transactions with, corporate officers and any employee of Playboy (including Mr. Hefner) whose salary and bonus equals or exceeds $400,000 per year, administering our stock incentive plans for key employees and non-employee directors and determining which of our employees are eligible to participate in those plans and administering our employee stock purchase plan.

   The compensation committee met five times during fiscal year 2000.

                             DIRECTOR COMPENSATION

   Directors who are Playboy employees receive no compensation for their services as directors. During the 2000 fiscal year, non-employee directors received an annual fee of $25,000. This fee was earned and is payable in quarterly installments. Non-employee directors could elect to receive their annual fee in any combination of cash and shares of Playboy Class B common stock. In addition, non-employee directors earned a fee of $1,000, payable in shares of Class B common stock, for each in-person Board meeting they attended in fiscal year 2000. Messrs. Bookshester, Chemerow, Drapkin and Rosenthal and Sir Brian Wolfson each attended all five of the in-person Board meetings held in fiscal year 2000, and therefore each earned total compensation of $30,000 for their service as directors in fiscal year 2000.

   Effective January 1, 2001, non-employee directors will receive an annual fee of $30,000. This annual fee will be earned and paid each quarter. Half of this annual fee will be paid in shares of Class B common stock. In addition, each non-employee director will continue to earn a fee of $1,000 for each in-person Board meeting attended, payable in shares of Class B common stock. Since October 1992, non-employee directors have also been eligible to participate in Playboy's Deferred Compensation Plan for Non-Employee Directors, under which they may elect to defer receipt of part or all of their annual fees and per-meeting payments. All amounts deferred and interest credited are 100% vested immediately and are general unsecured obligations of Playboy.

   Each non-employee director is also a participant in the Playboy Enterprises, Inc. 1991 Non-Qualified Stock Option Plan for Non-Employee Directors. We call this stock option plan the 1991 Directors' Stock Option Plan. Under the 1991 Directors' Stock Option Plan, each director is granted a non-qualified stock option to purchase shares of Class B common stock. Each option is exercisable in four equal annual installments, beginning on the first anniversary of the date that options were initially granted, unless accelerated according to the terms of the 1991 Directors' Stock Option Plan. All installments are cumulative and may be exercised in whole or in part. Options granted under the 1991 Directors' Stock Option Plan generally expire 10 years after the date of grant, though they may expire earlier. Shares issued upon the exercise of options granted under the 1991 Directors' Stock Option Plan may be either treasury shares or newly issued shares. No options were granted under the 1991 Directors' Stock Option Plan in fiscal year 2000.

                              EXECUTIVE OFFICERS

   The following information is provided with respect to Playboy's executive officers, except for Ms. Hefner and Mr. Rosenzweig, whose information is provided in the section of this proxy statement titled "PROPOSAL NO. 1-- ELECTION OF DIRECTORS."

MICHAEL CARR
Executive Vice President, President,
 Publishing Group and Publisher,
 Playboy Magazine
Age 47

   Mr. Carr joined Playboy from Weider Publications Inc., a publisher of fitness-related magazines, where he served as President and Chief Executive Officer. Prior to working at Weider, Mr. Carr served as Playboy's Senior Division Vice President of Advertising Sales. He began his publishing career in 1981 with Lebhar-Friedman Inc., a publisher and provider of information to the retail and foodservice industries, moving a year later to CBS Publications, Inc. where he was Midwest Territory Director for Woman's Day magazine until joining Playboy in June 1984. Mr. Carr was named 1998 Publisher of the Year by the Periodical and Book Association of America (PBAA) and has served on the Board of Directors of the Magazine Publishers of America (MPA). Mr. Carr is also a member of the Board of Directors of Variflex Inc., a sporting goods company located in California.

JAMES L. ENGLISH
Executive Vice President, President,
 Playboy Entertainment Group
Age 49

   Mr. English joined Playboy in 1994 as President of Playboy Networks Worldwide. Before joining Playboy, he served as Senior Vice President of Programming Viewer's Choice. He helped launch Pay-Per-View Network, Inc. in 1987. Previously, Mr. English served as a Vice President of MGM/UA, and, before that, of Home Box Office. He began his career at WJLA-TV, the ABC affiliate in Washington, D.C. He is a member of the Cable Television Administration and Marketing Association, National Cable Television Association and Video Software Dealers Association. Mr. English also serves on the Board of Directors of Playboy TV International, LLC, a joint venture with the Cisneros Television Group that creates and operates television networks around the globe.

LINDA G. HAVARD
Executive Vice President, Finance
 and Operations, and Chief Financial
 Officer
Age 46

   Ms. Havard was appointed to her present position in May 1997. From August 1982 to May 1997, she held various financial and management positions at Atlantic Richfield Company, or, ARCO. From October 1996 to May 1997, Ms. Havard served as ARCO's Senior Vice President in the Global Energy Ventures division. She also served as ARCO's Vice President of Corporate Planning from January 1994 to December 1996. Her other positions with ARCO included Vice President, Finance, Planning and Control, ARCO Transportation Co. and President, ARCO Pipe Line Co. Ms. Havard also serves on the Board of Directors of Playboy TV International, LLC.

HUGH M. HEFNER
Editor-in-Chief
Age 75

   Mr. Hefner founded Playboy in 1953. He was appointed to his present position in November 1988. From October 1976 to November 1988, Mr. Hefner served as Chairman of the Board and Chief Executive Officer, and before that he served as Chairman, President and Chief Executive Officer. Mr. Hefner is the father of Christie Hefner, Chairman of the Board and Chief Executive Officer.

MARTHA O. LINDEMAN
Senior Vice President, Corporate
 Communications and Investor
 Relations
Age 50

   Ms. Lindeman was appointed to her present position in September 1998. From 1992 to 1998, she served as Vice President, Corporate Communications and Investor Relations. From 1986 to 1992, she served as Manager of Communications at the Tribune Company, a leading information and entertainment company.

GARRY W. SAUNDERS
Executive Vice President and
 President, Casino Gaming Group
Age 49

   Mr. Saunders was appointed to his present position in March 1998 after serving as an independent consultant to Playboy from October 1997. From July 1995 to July 1997, he served as Executive Vice President and Director of Gaming Operations at ITT Caesars World, a casino resort corporation. From February 1994 to July 1995, he served as Executive Vice President and Director of Gaming Operations of ITT Sheraton. From 1987 to 1993, he served as Executive Vice President of the Sands Hotel and Casino in Atlantic City.

HOWARD SHAPIRO
Executive Vice President, Law and
 Administration, General Counsel and
 Secretary
Age 53

   Mr. Shapiro was appointed to his present position in May 1996. From September 1989 to May 1996, he served as Executive Vice President, Law and Administration, and General Counsel. From May 1985 to September 1989, Mr. Shapiro served as Senior Vice President, Law and Administration, and General Counsel. From July 1984 to May 1985, he served as Senior Vice President and General Counsel. From September 1983 to July 1984, he served as Vice President and General Counsel. From May 1981 to September 1983, he served as Corporate Counsel. From June 1978 to May 1981, he served as Division Counsel. From November 1973 to June 1978, he served as Staff Counsel.

ALEX VAICKUS
Senior Vice President and President,
 Product Marketing Group
Age 41

   Mr. Vaickus was appointed to his present position in August 2000. Mr. Vaickus previously served as the Company's Senior Vice President of Strategy, Planning and Operations and was responsible for managing the strategic planning process and all corporate level business development activities, including the evaluation of acquisitions and new business opportunities. Prior to joining Playboy, Mr. Vaickus was Vice President of Business Development with ConAgra Refrigerated Prepared Foods and Vice President of Business Planning and Finance for Sara Lee/DE, a division of Sara Lee Corporation. He spent 12 years at Sara Lee, where he held various positions, including Executive Director of U.S. Foods and Director of Business Planning.

                            PLAYBOY STOCK OWNERSHIP

Playboy Stock Ownership by Certain Beneficial Owners

   The following table provides information about the only person who we believe, based on a review of filings with the Securities and Exchange Commission, as of February 28, 2001, beneficially owns more than 5% of our outstanding Class A common stock. Our Class A common stock is the only class of our common stock entitled to vote at the Annual Meeting.

                                                       Number of Shares
                                                          of Class A    Percent
   Name and Address                                      Common Stock   of Class
   ----------------                                    ---------------- --------
   Hugh M. Hefner, Trustee(1).........................    3,381,836      69.60%
    The Hugh M. Hefner 1991 Trust
    9242 Beverly Boulevard
    Beverly Hills, California 90210

--------
(1) Mr. Hefner, founder of Playboy and Editor-in-Chief, owns these shares through The Hugh M. Hefner 1991 Trust. Mr. Hefner has sole investment and voting power over these shares. Mr. Hefner has indicated his intent to vote his shares on the matters specified in this proxy in accordance with the recommendations made in this proxy statement by the Board of Directors. As a result, these matters will be approved.

Playboy Stock Ownership by Directors and Executive Officers.

   The following table shows, as of February 28, 2001, the amount of common stock beneficially owned by each of our directors and by each executive officer named in the Summary Compensation Table on page 13 of this proxy statement, and by all directors and executive officers as a group. In general, "beneficial ownership" includes those shares over which a director or executive officer has the power to vote, or the power to transfer, and stock options that are currently exercisable or will become exercisable within 60 days of February 28, 2001. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                      Shares of Percent of Shares of Percent of
                                       Class A   Class A    Class B   Class B
                                       Common     Common    Common     Common
Name(1)                                 Stock     Stock      Stock     Stock
-------                               --------- ---------- --------- ----------
Dennis S. Bookshester(2)(3)..........     3,000     *         29,063     *
David I. Chemerow(2)(3)..............       800     *         44,700     *
Donald G. Drapkin(2)(3)..............         0     *         12,500     *
James L. English(2)(3)...............         0     *         40,885     *
Linda G. Havard(2)(3)................         0     *        108,489     *
Christie Hefner(2)(3)................    72,274    1.49      843,054    4.22
Hugh M. Hefner....................... 3,381,836   69.60    6,192,486   31.89
Anthony J. Lynn(2)(3)................       600     *        213,272    1.09
Sol Rosenthal(2)(3)..................       252     *         27,129     *
Richard S. Rosenzweig(2)(3)..........       365     *        100,047     *
Garry W. Saunders(2)(3)..............         0     *         91,250     *
Sir Brian Wolfson(2)(3)..............     2,500     *         15,951     *
All Directors and Executive Officers
 as a group (16 persons)(2)(3)....... 3,461,642   71.17    7,925,340   38.39

--------
 *Less than 1% of the total shares outstanding.

(Notes on following page)

(1) In each case, beneficial ownership consists of sole voting and investment power, with the exception of Mr. Rosenthal, who owns two shares of Class A common stock and six shares of Class B common stock as custodian for his son. Mr. Rosenthal disclaims beneficial ownership of these shares. As of February 28, 2001, all directors and executive officers as a group shared voting and investment power over two shares of Class A common stock and six shares of Class B common stock.

(2) Includes the following shares of our common stock which are subject to installments of stock option grants made under the Playboy Enterprises, Inc. 1989 Stock Option Plan, as amended (our "1989 Stock Option Plan"), the Amended and Restated Playboy Enterprises, Inc. 1995 Stock Incentive Plan (our "1995 Stock Incentive Plan") and the 1991 Directors' Stock Option Plan, which were either exercisable on February 28, 2001, or are exercisable within 60 days of February 28, 2001.

                                                              Class A  Class B
                                                              Common   Common
   Name                                                        Stock    Stock
   ----                                                       ------- ---------
   Dennis S. Bookshester.....................................      0     10,000
   David I. Chemerow.........................................      0     10,000
   Donald G. Drapkin.........................................      0      7,500
   James L. English..........................................      0     25,500
   Linda G. Havard...........................................      0     81,250
   Christie Hefner...........................................  5,000    531,165
   Anthony J. Lynn...........................................      0    191,250
   Sol Rosenthal.............................................      0     10,000
   Richard S. Rosenzweig.....................................      0     42,500
   Garry W. Saunders.........................................      0     57,500
   Sir Brian Wolfson.........................................      0     10,000
   All Directors and Executive Officers as a group (14
    persons).................................................  5,000  1,066,915

(3) Includes the following shares of Class B common stock which are subject to the vesting of restricted stock awards made under the 1995 Stock Incentive Plan and our 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc., as amended (our "1997 Equity Plan").

                                                               Initial Unvested
   Name                                                         Grant  Portion
   ----                                                        ------- --------
   Dennis S. Bookshester......................................   5,000   5,000
   David I. Chemerow..........................................   5,000   5,000
   Donald G. Drapkin..........................................   5,000   5,000
   James L. English...........................................  18,750   9,374
   Linda G. Havard............................................  20,000  20,000
   Christie Hefner............................................  75,000  37,500
   Anthony J. Lynn............................................  26,250       0
   Sol Rosenthal..............................................   5,000   5,000
   Richard S. Rosenzweig......................................  20,000  10,000
   Garry W. Saunders..........................................  15,000  15,000
   Sir Brian Wolfson..........................................   5,000   5,000
   All Directors and Executive Officers as a group (15
    persons).................................................. 260,000 158,124

                            EXECUTIVE COMPENSATION

Report of the Committee on Executive Compensation

   This report by the compensation committee and the Performance Graph on page 16 shall not be deemed to be incorporated by reference by any general statement that incorporates by reference these proxy materials into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and they shall not otherwise be deemed filed thereunder.

   Playboy's executive compensation programs are administered by the compensation committee of the Board of Directors. Messrs. Rosenthal (who is the Chairman), Bookshester and Drapkin served as members of the committee during the fiscal year 2000. None of these three directors has ever served as an officer of Playboy.

   Playboy's executive compensation programs are designed to help Playboy achieve its business objectives by:

  . setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

  . providing incentive compensation that varies directly with both Playboy's financial performance and the individual executive's contribution to that performance; and

  . linking compensation to elements that affect both short-term and long-term share performance.

   Therefore, the compensation committee's primary mission is to structure and administer a range of compensation programs designed to enable Playboy to attract and retain executive talent in a marketplace that is both highly competitive and well-known for its individually tailored compensation packages. To help it to fulfill this mission, the compensation committee periodically evaluates the competitiveness of Playboy's executive compensation programs, using information drawn from a variety of sources such as published survey data, information supplied by consultants and its own experience in recruiting and retaining executives. A list of the criteria the compensation committee considers when it establishes compensation programs and the factors it considers when it determines an executive's compensation is supplied in this report.

 Base Salary

   The compensation committee sets the base salaries and salary ranges for executives based primarily on competitive market data and the executive's level of responsibility. The committee uses outside executive compensation consultants to periodically review these salaries and salary ranges. The committee reviews salary ranges once a year, and adjusts them as necessary, considering a number of factors including Playboy's financial performance. The committee also reviews executives' salaries once a year, and bases any adjustments on each executive's individual performance, while also considering his or her total compensation package and external market data. While some of the companies in the peer group chosen for comparison of stockholder returns in the Performance Graph on page 16 may be included in the surveys and information the compensation committee considers in setting executives' salaries, there is no set peer group against which those salaries are measured. Instead, the committee reviews broad-based industry salary data, which typically excludes financial services and not-for-profit companies, and industry-specific data relative to a particular position when it is available. For fiscal year 2000, the committee continued its practice of restraining base salaries and salary grade ranges. This is consistent with the committee's current philosophy of focusing less on fixed compensation and more on variable performance-based compensation in the form of short-term and long-term incentives.

 Short-Term Incentives

   Playboy executives are eligible for annual bonuses under Playboy's Executive Incentive Compensation Program. For fiscal year 2000, participants in this program could earn an annual bonus with a value ranging from 30% to 100% of their base salaries on January 1, 2000. We calculated the total bonus amount each executive earned based on adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, as well as group or individual segment profitability and/or cash flows. The executive had to meet a minimum threshold level of performance before earning each portion of the bonus. For fiscal year 2000, the compensation committee determined that Ms. Hefner, Mr. Hefner and Ms. Havard should receive payouts under the Executive Incentive Compensation Program.

 Long-Term Incentives

   Playboy provides long-term incentive awards through its 1995 Stock Incentive Plan, which the compensation committee administers for Playboy. Subject to the terms of that plan, the compensation committee determines the "key employees" to whom options and other awards may be granted, the number of shares of our Class B common stock covered by each option or other stock award, the time or times at which the options may be exercised, the vesting of awards and other administrative functions. Since the inception of the 1995 Stock Incentive Plan, the compensation committee has granted incentive stock options, non-qualified stock options and restricted stock awards. These grants are designed to further the growth, development and financial success of Playboy by providing key employees with strong additional incentives to maximize long-term stockholder value. The committee believes that this objective can be best achieved through assisting key employees to become owners of Playboy stock, which aligns their interests with Playboy's interests. As stockholders, key employees will benefit directly from Playboy's growth, development and financial success. Stock option grants and restricted stock awards also enable Playboy to attract and retain the services of those executives whom we consider essential to Playboy's long-range success by providing these executives with a competitive compensation package and an opportunity to become owners of Playboy stock.

 Chairman and Chief Executive Officer Compensation

   Ms. Hefner's annual salary for fiscal year 2000 remained $550,000. Effective January 1, 2001, Ms. Hefner's annual salary was increased to $600,000. In determining Ms. Hefner's salary, the compensation committee considered a number of factors, including Playboy's overall financial and operational performance over the last few fiscal years. The compensation committee also reviewed competitive market data and, consistent with its general approach to salaries, attempted to place Ms. Hefner's salary slightly above the median of the data reported in relevant compensation surveys and other information it considered.

   The compensation committee calculated Ms. Hefner's bonus payout of $96,607 according to the terms of Playboy's Executive Incentive Compensation Program. Ms. Hefner's maximum bonus opportunity was 100% of her base salary. Her bonus was based on achievement of the EBITDA and group profitability targets described above for fiscal year 2000, and since Playboy achieved only some of these targets, only a portion of the maximum bonus was paid to her.

 Deductibility of Compensation

   In 1993, changes were made to the federal corporate income tax law that limit Playboy's ability to deduct compensation in excess of $1 million paid annually to Playboy's five most highly compensated executive officers. There are exemptions from this limit, including both compensation that is based on the attainment of performance goals established by the compensation committee and approved by the stockholders and forms of current compensation that were established under a binding contract predating the 1993 changes to the tax code. The committee's policy is to seek to qualify all executive compensation for deductibility to the extent that this policy is consistent with Playboy's overall objectives in attracting, motivating and retaining its executives. The compensation committee believes that grants of stock options and grants of restricted stock made to executive officers under the 1995 Stock Incentive Plan qualify as stockholder-approved performance-based compensation and will therefore be fully deductible when an option is exercised or restricted stock vests. However, grants of restricted stock made under the 1995 Stock Incentive Plan prior to fiscal year 1997 do not qualify as stockholder-approved performance-based compensation and will therefore not be fully deductible to the extent that the value of such grants to any executive, when added to other non-exempt compensation paid to that executive, exceeds the $1 million limit in any tax year. The compensation committee believes that, based upon current compensation levels, all compensation paid in fiscal year 2000 should be fully deductible.

Submitted by the compensation committee:

Sol Rosenthal, Chairman
Dennis S. Bookshester
Donald G. Drapkin

Executive Compensation

   The following tables set forth information regarding the compensation earned by Christie Hefner, who served as Playboy's Chairman and Chief Executive Officer throughout fiscal year 2000, the four next highest compensated executive officers of Playboy as of December 31, 2000 and a former executive officer who would have been included among the four most highly compensated officers had he remained in the employ of Playboy through December 31, 2000. These individuals are collectively referred to as "Named Executives." Each table is presented in the format that the Securities and Exchange Commission has established for the disclosure of executive compensation. The Summary Compensation table details the salary and bonus earned by and the stock options and restricted stock awards granted to each Named Executive during each of the last three fiscal years. The Option Grants in Last Fiscal Year table explains in more detail the terms and hypothetical values of stock options granted during fiscal year 2000 to the Named Executives. Finally, the Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values table reflects certain information regarding exercised stock options and vested and unvested stock options held by the Named Executives as of December 31, 2000, and the value of those options as of that date.

                             Summary Compensation

                              Annual Compensation     Long Term Compensation
                              -------------------- ----------------------------
                                                       Class B Common Stock
                                                   ----------------------------
                                                                    Securities
   Name and Principal                              Restricted Stock Underlying            All Other
        Position         Year Salary ($) Bonus ($)  Awards ($)(1)   Options (#)      Compensation ($)(2)
   ------------------    ---- ---------- --------- ---------------- -----------      -------------------
CURRENT OFFICERS
Christie Hefner......... 2000  550,000      96,607         --             --                  9,917
 Chairman of the Board
  and                    1999  550,000     110,042         --         650,000(3)             30,151
 Chief Executive Officer 1998  499,989     198,197         --             --                 19,587

Hugh M. Hefner.......... 2000  750,000      52,695         --             --                  9,917
 Editor-in-Chief         1999  750,000      60,023         --             --                  9,564
                         1998  749,998     118,918         --             --                  7,688

James L. English........ 2000  499,039         --          --          10,000(4)              9,917
 Executive Vice
  President and          1999  449,232     120,072         --          10,000(5)              9,567
 President,
  Entertainment Group    1998  409,990     192,972         --          10,000(6)              7,688

Linda G. Havard......... 2000  400,015      49,183         --          30,000(7)             19,684
 Executive Vice
  President,             1999  350,000      58,813         --          15,000(5)             19,092
 Finance and Operations
  and                    1998  304,493      72,421         --             --                 12,745
 Chief Financial Officer

Garry W. Saunders....... 2000  420,000         --          --          10,000(4)             18,667
 Executive Vice
  President and          1999  410,000         --          --          15,000(5)             18,314
 President, Casino
  Gaming Group           1998  330,765         --      240,000         75,000(8)             96,987

FORMER OFFICER
Anthony J. Lynn......... 2000  486,538         --          --          17,500(9)          2,555,172(10)
 Executive Vice
  President and          1999  550,000   1,775,629         --          15,000(5)(11)         64,891
 President,
  Entertainment Group    1998  524,996   1,190,750         --             --                  7,688

--------
 (1) Values of the restricted stock awards granted under the 1995 Stock Incentive Plan are based on the closing price of our Class B common stock on the date of grant. As of December 31, 2000, Ms. Hefner held
     37,500 shares of restricted Class B common stock, which were valued at $372,656. The restrictions on these stock awards lapse in increments of 50% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15 million and $20 million, in each case after deducting expenses related to the vesting of restricted shares at that income level. As of December 31, 2000, Mr. English held 9,374 shares of restricted Class B common stock, which were valued at $93,154. The restrictions on these stock awards lapse in increments of 50% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15 million and $20 million, in each case after deducting expenses related to the vesting of restricted shares at that income level. As of December 31, 2000, Ms. Havard held 20,000 shares of restricted Class B common stock, which were valued at $198,750. The restrictions on these stock awards lapse in increments of 38% and 62% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15 million and $20 million, respectively, in each case after deducting expenses related to the vesting of restricted shares at that income level. As of December 31, 2000, Mr. Saunders held 15,000 shares of restricted Class B common stock, which were valued at $149,063. The restrictions on these stock awards lapse in increments of 17% and 83% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15 million and $20 million, respectively, in each case after deducting expenses related to the vesting of restricted shares at that income level. Mr. Lynn, whose separation from Playboy occurred in fiscal year 2000, and Mr. Hefner hold no shares of restricted Class B common stock. Dividends are not paid on restricted Class B common stock.

 (2) The amounts disclosed include:

   (a) Playboy profit-sharing contributions of $3,967 on behalf of Ms. Hefner, Mr. Hefner, Mr. English, Ms. Havard and Mr. Saunders in fiscal year 2000 under Playboy's Employees Investment Savings Plan.

   (b) Playboy 401(k) matching contributions of $5,950 on behalf of Ms. Hefner, Mr. Hefner, Mr. English, Ms. Havard and Mr. Saunders and $4,653 on behalf of Mr. Lynn in fiscal year 2000 under Playboy's Employees Investment Savings Plan.

   (c) Playboy deferred compensation matching contributions of $9,767 on behalf of Ms. Havard and $8,750 on behalf of Mr. Saunders in fiscal year 2000 under Playboy's Deferred Compensation Plan.

 (3) Represents a non-qualified stock option granted in fiscal year 1999 under the 1995 Stock Incentive Plan with differing exercise prices, ranging from $21.00 to $31.50 (100% to 150% of fair market value on the date of grant). The option expires on January 19, 2009. Of the 650,000 options granted, 170,000 were immediately exercisable and 120,000 became exercisable on January 19, 2000. The remaining 360,000 options will become exercisable in 33% increments annually, beginning January 19, 2001.

 (4) Represents a non-qualified stock option granted in fiscal year 2000 under the 1995 Stock Incentive Plan. The option has an exercise price of $24.125 (100% of the fair market value on the date of grant), an expiration date of January 4, 2010, and is exercisable in equal annual increments over a two-year period beginning January 4, 2001.

 (5) Represents a non-qualified stock option granted in fiscal year 1999 under the 1995 Stock Incentive Plan. The option has an exercise price of $21.00 (100% of the fair market value on the date of grant), an expiration date of January 19, 2009, and is exercisable in equal annual increments over a two-year period beginning January 19, 2000.

 (6) Represents an incentive stock option granted in fiscal year 1998 under the 1995 Stock Incentive Plan. The option has an exercise price of $17.375 (100% of the fair market value on the date of grant), an expiration date of June 15, 2008, and is exercisable in equal annual increments over a four-year period beginning June 15, 1999.

 (7) Represents two non-qualified stock options granted in fiscal year 2000 under the 1995 Stock Incentive Plan. The first option has an exercise price of $24.125 (100% of the fair market value on the date of grant), an expiration date of January 4, 2010, and is exercisable in equal annual increments over a two-year period beginning January 4, 2001. The second option has an exercise price of $12.125 (100% of the fair market value on the date of grant), an expiration date of June 19, 2010, and is exercisable in equal annual increments over a two-year period beginning June 19, 2001.

 (8) Represents an incentive stock option granted in fiscal year 1998 under the 1995 Stock Incentive Plan. The option has an exercise price of $16.00 (100% of the fair market value on the date of grant), an expiration date of March 2, 2008, and is exercisable in equal annual increments over a four-year period beginning March 2, 1999.

 (9) Represents options subsequently cancelled on November 10, 2000.

(10) Represents payouts made to Mr. Lynn upon his separation from Playboy pursuant to his severance agreement. For more information, see the section of this proxy statement titled "Change in Control Agreements, Employment Agreements and Incentive Compensation Plans."

(11) Includes 7,500 options subsequently cancelled on November 10, 2000.

                       Option Grants In Last Fiscal Year

                                                                              Potential
                                                                             Realizable
                                                                              Value At
                                                                           Assumed Annual
                                                                           Rates of Stock
                                                                                Price
                                                                            Appreciation
                                                                           for Option Term
                                        Individual Grants                      ($)(1)
                         ------------------------------------------------- ---------------
                          Number of     Percent of
                         Securities        Total
                         Underlying   Options Granted
                           Options    to Employees in Exercise  Expiration
          Name           Granted (#)  Fiscal Year (%) Price ($)    Date      5%      10%
          ----           -----------  --------------- --------- ---------- ------- -------
CURRENT OFFICERS
Christie Hefner.........      --            --            --         --        --      --
Hugh M. Hefner..........      --            --            --         --        --      --
James L. English........   10,000          2.72        24.125     1/4/10   151,988 383,588
Linda G. Havard.........   20,000          5.44        24.125     1/4/10   303,975 767,175
                           10,000          2.72        12.125    6/19/10    76,388 192,788
Garry W. Saunders.......   10,000          2.72        24.125     1/4/10   151,988 383,588

FORMER OFFICER
Anthony J. Lynn.........   17,500(2)       4.76        24.125     1/4/10   265,978 671,278

-------
(1) The values shown are based on the assumed hypothetical compound annual appreciation rates of 5% and 10% prescribed by Securities and Exchange Commission rules. These hypothetical rates are not intended to forecast either the future appreciation, if any, of the price of Class B common stock or the values, if any, that may actually be realized upon such appreciation, and there can be no assurance that the hypothetical rates will be achieved. The actual value realized upon exercise of an option will be measured by the difference between the price of the Class B common stock and the exercise price on the date the option is exercised.

(2) Represents options subsequently cancelled on November 10, 2000.

                Aggregated Option Exercises In Last Fiscal Year
                           And FY-End Option Values

                                                          Number of Securities
                                                         Underlying Unexercised     Value of Unexercised In-the-
                                                                 Options              Money Options at Fiscal
                                                        at Fiscal Year-End (#)(1)         Year-End ($)(2)
                                                      ----------------------------- ----------------------------
                            Shares
                          Acquired On  Value Realized
                         Exercise (#)       ($)        Exercisable   Unexercisable   Exercisable   Unexercisable
                         ------------- -------------- -------------- -------------- -------------- -------------
                         Class  Class  Class          Class          Class          Class          Class  Class
                           A      B      A    Class B   A    Class B   A    Class B   A    Class B   A      B
                         common common common common  common common  common common  common common  common Common
          Name           stock  stock  stock   stock  stock   stock  Stock   stock  Stock   stock  stock  stock
          ----           ------ ------ ------ ------- ------ ------- ------ ------- ------ ------- ------ ------
CURRENT OFFICERS
Christie Hefner.........  --    43,835  --    668,484 5,000  411,165  --    360,000 5,000   55,968  --     --
Hugh M. Hefner..........  --       --   --        --    --       --   --        --    --       --   --     --
James L. English........  --       --   --        --    --    15,500  --     20,000   --     9,281  --     --
Linda G. Havard.........  --       --   --        --    --    63,750  --     56,250   --       --   --     --
Garry W. Saunders.......  --       --   --        --    --    26,250  --     55,000   --       --   --     --

FORMER OFFICER
Anthony J. Lynn.........  --       --   --        --    --   191,250  --        --    --   335,234  --     --

-------
(1) Represents the number of shares of Class A or Class B common stock, as applicable, underlying options held by each person set forth below.

(2) Calculated based on the closing price of Playboy Class A and Class B common stock on December 29, 2000 (the last business day of the fiscal year) of $8.3750 and $9.9375, respectively, less the option exercise price, multiplied by the number of shares. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

                               PERFORMANCE GRAPH

   The following graph compares the yearly percentage change in total stockholder return on our Class B common stock with the cumulative total return of the Russell 2000 Stock Index and with two peer groups. Our new peer group reflects changes from our old peer group included in the 2000 proxy statement. Our new peer group is comprised of Meredith Corporation, Metro-Goldwyn-Mayer Inc., Primedia, Inc., The Walt Disney Company, World Wrestling Federation Entertainment, Inc. and Viacom Inc. Our old peer group included McGraw-Hill Inc., Meredith Corporation, Time Warner Inc., Tribune Company and The Walt Disney Company. Metro-Goldwyn-Mayer Inc., Primedia, Inc., World Wrestling Federation Entertainment, Inc. and Viacom Inc. have been added and McGraw-Hill Inc., Time Warner Inc. and Tribune Company have been deleted. This change in our peer group of companies is intended to more accurately reflect our transition over time from being primarily a publishing company to an entertainment and media company.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG PLAYBOY ENTERPRISES, INC., THE RUSSELL 2000 INDEX AND PEER GROUPS

                       [PERFORMANCE GRAPH APPEARS HERE]

PLAYBOY ENTRPRISES, INC.
                                           Cumulative Total Return
                                ---------------------------------------------
                                12/95   12/96   12/97   12/98   12/99   12/00
PLAYBOY ENTERPRISES, INC.       100.00  115.71  158.57  218.57  234.29   95.71
RUSSELL 2000                    100.00  116.49  142.55  138.92  168.45  163.36
NEW PEER GROUP                  100.00  105.22  145.44  150.95  175.81  157.80
OLD PEER GROUP                  100.00  119.41  174.30  170.08  184.39  175.54
--------
* $100 invested on 12/31/95 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.

Change in Control Agreements, Employment Agreements and Incentive Compensation Plans

   To help us retain our most senior executive officers, the Board of Directors has approved Playboy entering into agreements with certain officers that provide for the payment of specified benefits if their employment terminates after a "change in control" of Playboy. James L. English, Linda G. Havard, Christie Hefner and Garry W. Saunders were beneficiaries of this program in fiscal year 2000. Each agreement provides that:

  . payments become due and benefits are provided if, within 18 months after a change in control, the officer is involuntarily terminated for reasons other than death, disability or "cause," or voluntarily terminates their employment for a limited number of permitted reasons described in the agreement;

  . a lump-sum cash payment will be made within 10 days following termination, equal to three times the sum of the officer's annual base salary in effect immediately prior to the occurrence of the change in control and the average bonus earned by the officer for the three fiscal years prior to the year in which the change in control occurs;

  . the amount of the lump-sum cash payment would be grossed-up to compensate the executive for the imposition of any "golden parachute" excise tax imposed thereon;

  .  the officer will receive a pro-rata bonus payment based on the higher of
     (a) the target bonus for the year in which termination of employment occurs or (b) the highest bonus paid to the officer during the three year period preceding the year in which such termination occurs;

  . any restricted stock held by the officer will become fully vested and free from restrictions;

  . the officer will be allowed to continue his or her participation in then existing welfare benefit plans, such as medical insurance, for up to three years from the effective date of termination; and

  . the agreement will have an initial five-year term, automatically extended on each anniversary of its execution unless Playboy or the officer gives notice that it or the officer does not wish to extend the agreement.

   These change-in-control agreements provide that a "change in control" takes place whenever any of the following events occur:

  .  we liquidate or dissolve;

  .  we sell, exchange or otherwise dispose of Playboy magazine;

  . any occurrence by which Hugh Hefner and Christie Hefner cease, collectively, to hold, directly or indirectly, at least 50% of the stock entitled to vote generally in the election of our directors; or

  . we merge, consolidate or reorganize, or sell all or substantially all of our assets, unless we initiate the transaction and, as a result of the transaction, persons who held not less than a majority of the combined voting power of our outstanding voting stock immediately prior to the transaction hold not less than a majority of the combined voting power of the securities of the surviving or transferee corporation.

   Under the agreements, "cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or willful engagement in conduct materially injurious to Playboy.

   Effective November 8, 2000, Playboy appointed James L. English as Executive Vice President and President, Entertainment Group, and entered into an employment contract with Mr. English, under which he will receive annual base salaries of $575,000 in fiscal years 2000 and 2001, $600,000 in fiscal year 2002 and $625,000 in fiscal year 2003. Mr. English is entitled to participate in Board-approved inventive plans at a maximum level of 100% of the base salary he earns. He is also eligible for an additional bonus in fiscal year 2001 with a maximum opportunity of $100,000, based on the achievement of business plan objectives for the Entertainment Group. Mr. English is also entitled to participate in the 1995 Stock Incentive Plan. In fiscal year 2000, he was granted a non-qualified stock option under the 1995 Stock Incentive Plan. The option is exercisable for 10,000 shares of our Class B common stock, at an exercise price equal to 100% of the fair market value on the date of grant, and vests in equal annual increments over a two-year period from that date. Mr. English's participation in the 1995 Stock Incentive Plan also entitles him to 4,687 shares of our Class B common stock when we achieve targets of $15 million and $20 million in annual operating income. Under the agreement, in the event that Mr. English is terminated at any time not "for cause," in the event that Playboy fails to offer to renew his employment contract on comparable terms between four and six months prior to its expiration or in the event that his base salary is reduced or his responsibilities are materially diminished, Mr. English will be entitled to receive severance pay in the form of a lump sum payment equal to his annual base salary at the time of termination, reduced by the amount of any payment he receives under his change in control agreement described above.

   Effective May 16, 1997, Playboy hired Linda G. Havard as Executive Vice President, Finance and Operations, and Chief Financial Officer, and entered into an employment contract with Ms. Havard. She received an annual base salary of $400,000 in fiscal year 2000 and is entitled to participate in Board-approved incentive plans at a maximum level of 70% of the base salary she earns. Ms. Havard is also entitled to participate in the 1995 Stock Incentive Plan. In fiscal year 2000, she was granted two non-qualified stock options under the 1995 Stock Incentive Plan. The two options are exercisable for an aggregate of 30,000 shares of our Class B common stock, at an exercise price equal to 100% of the fair market value on the date of grant, and each option vests in equal annual increments over a two-year period from that date. Ms. Havard's participation in the 1995 Stock Incentive Plan also entitles her to 7,500 shares and 12,500 shares of our Class B common stock when we achieve targets of $15 million and $20 million in annual operating income, respectively. Ms. Havard is entitled to receive severance pay as described above.

   Effective March 2, 1998, Playboy hired Garry W. Saunders as President of Casino Gaming, and entered into an employment contract with Mr. Saunders. He received an annual base salary of $420,000 in fiscal year 2000, and, in fiscal years 1999 and 2000, participated in a special incentive/bonus plan. This plan has two parts. The first part has a maximum opportunity of $100,000 based on an earnings formulation and/or casino gaming profitability. The second part bases bonus payouts on signing new casino gaming contracts, property openings and first year project profits. Payouts under this portion of the plan are based on the size and number of contracts, openings and projects completed. Mr. Saunders received no payout in fiscal year 2000. Mr. Saunders is also entitled to participate in the 1995 Stock Incentive Plan. In fiscal year 2000, he was granted a non-qualified stock option under the 1995 Stock Incentive Plan. The option is exercisable for 10,000 shares of our Class B common stock, at an exercise price equal to 100% of the fair market value on the date of grant, and vests in equal annual increments over a two-year period from that date. Mr. Saunders' participation in the 1995 Stock Incentive Plan also entitles him to 2,500 shares and 12,500 shares of our Class B common stock when we achieve targets of $15 million and $20 million in annual operating income, respectively. Mr. Saunders is entitled to receive severance pay as described above.

   Effective June 1, 1992, Playboy hired Anthony J. Lynn, under an employment contract, as President of the Entertainment Group. Effective November 10, 2000, Mr. Lynn was no longer employed with us. Under the terms of his severance agreement, dated November 13, 2000, Mr. Lynn is entitled to fourteen months of severance pay, based on an annual salary of $575,000. In addition, among other things, on November 14, 2000, Mr. Lynn received a lump sum payment of $85,143 to compensate him for accrued but unused vacation. Mr. Lynn is entitled to exercise any options that were granted to him and that vested prior to November 10, 2000. As of the date of Mr. Lynn's separation from us, 191,250 of his options to purchase Class B common stock were vested. All of Mr. Lynn's options that were unvested on November 10, 2000 expired on that day. Under the terms of Mr. Lynn's severance agreement, Mr. Lynn received $997,500 on January 3, 2001, in lieu of contingent compensation available to him under the Incentive Compensation Plan for Anthony J. Lynn, and in full satisfaction of his rights under that plan. In addition, under the provisions of our Deferred Compensation Plan, Mr. Lynn received a lump sum payment of $791,753, representing the entire balance to which he is entitled under that plan.

Transactions With Management

   Playboy owns a 29-room mansion, commonly known as the "Mansion," located on five and one-half acres in Holmby Hills, California. The Mansion is used for a number of important corporate activities, which include serving as a valuable location for video production and magazine photography, hosting business meetings and charitable functions, and a wide variety of other promotional and marketing purposes. The Mansion generates substantial publicity and recognition, which increase public awareness of Playboy and our products and services. Facilities at the Mansion include a tennis court, swimming pool, gymnasium and other recreational facilities as well as extensive film, video, sound and security systems. The Mansion also includes accommodations for guests and serves as Mr. Hefner's office and residence. The Mansion has a full-time staff which performs maintenance, serves in various capacities at the functions held at the Mansion and provides guests of Playboy and Mr. Hefner with meals, beverages and other services.

   Under a 1979 lease we entered into with Mr. Hefner, the annual rent Mr. Hefner pays to us for his use of the Mansion is determined by independent experts who appraise the value of Mr. Hefner's basic accommodations and access to the Mansion's facilities, utilities and attendant services based on comparable hotel accommodations. In addition, Mr. Hefner is required to pay the sum of the per-unit value of non-business meals, beverages and other benefits he and his personal guests receive. These standard food and beverage per-unit values are determined by independent expert appraisals based on fair market values. Valuations for both basic accommodations and standard food and beverage units are reappraised every three years, and between appraisals are annually adjusted based on appropriate consumer price indexes. Mr. Hefner is also responsible for the cost of all improvements in any Hefner residence accommodations, including capital expenditures, that are in excess of normal maintenance for those areas.

   Mr. Hefner's usage of Mansion services and benefits is recorded through a system initially developed by the auditing and consulting firm of PricewaterhouseCoopers LLP and now administered by Playboy, with appropriate modifications approved by the audit and compensation committees of the Board. The lease had an initial two-year term which expired on June 30, 1981, but on its terms continues for ensuing 12-month periods unless either we or Mr. Hefner terminates it. When Playboy changed its fiscal year from a year ending June 30 to a year ending December 31, Mr. Hefner's lease continued for only a six-month period through December 31, 1998 to accommodate this change. On December 31, 1998, the lease renewed automatically and will continue to renew automatically for 12-month periods under the terms as previously described. The rent charged to Mr. Hefner during fiscal year 2000 included the appraised rent and the appraised per unit value of other benefits, as described above. Within 120 days after the end of Playboy's fiscal year, the actual charge for all benefits for that year is finally determined. Mr. Hefner pays or receives credit for any difference between the amount finally determined and the amount he paid over the course of the year. The sum of the actual rent and other benefits payable for fiscal year 2000 was estimated by us to be $930,000, and Mr. Hefner paid that amount during fiscal year 2000.

   We purchased the Mansion in 1971 for $1,050,000 and in the intervening years have made substantial capital improvements at a cost of $13,150,000 through fiscal year 2000 (including $2,493,000 to bring the Hefner residence accommodations to a standard similar to the Mansion's common areas). The Mansion is included in our financial statements as of December 31, 2000 at a cost, including all improvements and after accumulated depreciation, of $2,118,000. We receive rent from Mr. Hefner as described above and we pay all operating costs of the Mansion, which were $3,152,000 in fiscal year 2000, net of rent received from Mr. Hefner, including depreciation and taxes.

   During fiscal year 2000, Playboy.com, Inc., a wholly-owned subsidiary of Playboy, borrowed a total of $10,000,000 from Mr. Hefner. This indebtedness is evidenced by two unsecured promissory notes executed by Playboy.com, Inc. in favor of Mr. Hefner. The first promissory note is in the principal amount of five million dollars, accrues interest on its unpaid balance at the rate of 10.5% per annum, compounded annually, and matures on September 27, 2002. The second promissory note is in the principal amount of five million dollars, accrues interest on its unpaid balance at the rate of 12.0% per annum, compounded annually, and had an initial maturity date of February 27, 2001. In connection with obtaining third party financing for Playboy.com, Mr. Hefner agreed to amend this note to extend the maturity date to September 27, 2002. In the event that the amount raised in the Playboy.com financing exceeds specified thresholds, the maturity of the note will be accelerated to the later of receipt of those proceeds or May 28, 2001.

   In June 2000, the independent members of the Board approved payments to William A. Marovitz, Ms. Hefner's spouse since July 1995, totalling $160,000 for his efforts in effecting a sale of the Company's equity interest in a casino in Rhodes, Greece as well as other consulting services.

Compensation Committee Interlocks and Insider Participation

   The members of the compensation committee during fiscal year 2000 were Messrs. Rosenthal, Bookshester and Drapkin, none of whom has served at any time as an officer or employee of Playboy or its subsidiaries.

                         REPORT OF THE AUDIT COMMITTEE

   The audit committee of the Board of Directors is made up of Messrs. Bookshester (who is the Chairman) and Chemerow and Sir Brian Wolfson. During fiscal year 2000, the audit committee developed an updated audit committee charter. The complete text of our new charter, which reflects the new standards set forth in current Securities and Exchange Commission regulations and the updated New York Stock Exchange listed company rules, is attached to these proxy materials as Exhibit A.

   As set forth in more detail in the audit committee charter, the primary responsibilities of Playboy's audit committee fall into three broad categories:

  . to serve as an independent and objective party to monitor Playboy's financial reporting process and internal control system;

  . to review and appraise the audit efforts of Playboy's independent accountants and internal auditing department; and

  . to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

   The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the audit committee's charter. To carry out its responsibilities, the audit committee met three times during fiscal year 2000.

   In overseeing the preparation of Playboy's financial statements, the audit committee met with both management and Playboy's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the audit committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee discussed the statements with both management and the outside auditors. The audit committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   On September 20, 2000, the audit committee recommended that PricewaterhouseCoopers LLP be dismissed as Playboy's independent auditor and that Ernst & Young LLP be appointed in their place, effective as of November 14, 2000, the date on which Playboy filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the period ended September 30, 2000.

   With respect to Playboy's outside auditors, the audit committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

   We have also considered whether the provision of services by Ernst & Young that are not related to the audit of the financial statements referred to above, including without limitation the provision of information technology services and other non-audit services, is compatible with maintaining Ernst & Young's independence.

   Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Playboy's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

   Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Playboy's independent auditors are responsible for auditing those financial statements. The members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

Submitted by the audit committee:

Dennis S. Bookshester (Chairman)
David I. Chemerow
Sir Brian Wolfson

   The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by Playboy with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the Report by reference in any such document.

                                PROPOSAL NO. 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR 2001.

   The Board, acting upon the recommendation of the audit committee, has appointed Ernst & Young LLP to serve as our independent public accountants for the fiscal year ending December 31, 2001. Ernst & Young served as the auditors for our financial statements for the fiscal year ended December 31, 2000. The Board seeks to have the stockholders ratify the appointment of Ernst & Young.

   PricewaterhouseCoopers LLP served as the auditors for our financial statements for the fiscal years ended December 31, 1998 and December 31, 1999 and for our interim financial statements for the interim periods ended March 31, 2000, June 30, 2000 and September 30, 2000. The Board, acting on the recommendation of the audit committee, dismissed PricewaterhouseCoopers and appointed Ernst & Young as of November 14, 2000, immediately following the filing of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000. The opinions of PricewaterhouseCoopers with respect to our financial reports for fiscal years 1998 and 1999 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified in any manner.

   During fiscal years 1998 and 1999 and through the date of their dismissal in fiscal year 2000, there were no disagreements between PricewaterhouseCoopers and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter of the disagreement in connection with its report. We requested that PricewaterhouseCoopers provide us with a letter addressed to the Securities and Exchange Commission stating whether PricewaterhouseCoopers agreed with these statements. A copy of PricewaterhouseCoopers' letter was filed as
Exhibit 16.1 to our Amended Current Report on Form 8-K/A, dated November 14, 2000, and filed with the Securities and Exchange Commission on November 15, 2000.

   The following table sets forth in more detail the fees we paid Ernst & Young for their professional services in fiscal year 2000.

                                                  Financial Information   All
                                          Audit    Systems Design and    Other
                                           Fees    Implementation Fees    Fees
                                         -------- --------------------- --------
       Ernst & Young.................... $242,000          $ 0          $112,000

   Representatives of Ernst & Young will be present at the Annual Meeting and will be available to respond to questions from stockholders and to make a statement, should they wish to do so. If the appointment of Ernst & Young is not ratified by the stockholders, the Board of Directors may appoint other independent public accountants based on the recommendation of the audit committee.

                               OTHER INFORMATION

Director and Officer Securities Reports

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Exchange. Officers, directors and greater than ten percent beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of the forms we have received and on written representations from certain reporting persons that no other reports were required during the fiscal year 2000, all of our officers, directors and greater than ten percent beneficial owners complied with their
Section 16(a) filing requirements, except one late Form 4 filing for Mr. Rosenthal with respect to one transaction.

Stockholder Proposals for the 2002 Annual Meeting

   If you wish to submit a proposal for us to consider for inclusion in our 2002 proxy materials and for presentation at our 2002 Annual Meeting of Stockholders, you must send the proposal so that we receive it no later than December 13, 2001, unless the 2002 Annual Meeting will be held on a date that is more than 30 days before or after May 9, 2002, the anniversary of the date of the 2001 Annual Meeting, in which case we must receive your proposal within a reasonable time before we mail the proxy materials for the 2002 Annual Meeting. Proposals should be addressed to the Secretary, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611. We recommend that you send your stockholder proposals via certified mail, return receipt requested, so that you will have confirmation of the date we received your proposal.

Playboy's Annual Report and Financial Information

   A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including financial statements, has been filed with the Securities and Exchange Commission. You may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission's website, www.sec.gov.

Expenses of Solicitation

   We are soliciting proxies primarily by mailings such as this one, but we may also solicit proxies personally and by telephone calls placed by our officers and employees (without additional compensation). We will bear the expenses of all solicitations, which may also include the reimbursement of brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of our common stock and seeking instruction from those beneficial owners with respect to the proxy materials.

Other Business

   As of the date of these proxy materials, management knows of no other business that will be presented for consideration at the Annual Meeting.

                                                                      Exhibit A

                           PLAYBOY ENTERPRISES, INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I. PURPOSE

   The audit committee is a permanent committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the following: the financial reports and other financial information provided by Playboy Enterprises, Inc. to any regulatory body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes. Consistent with this function, the audit committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The audit committee's primary duties and responsibilities are to:

  . serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

  . review and appraise the audit efforts of the Company's independent accountants and internal auditing department; and

  . provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

II. COMPOSITION

   The audit committee shall be comprised of three or more directors as determined by the Board. Each director shall be an independent director and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the committee. An independent director shall be defined as an individual who has not:

  . accepted any compensation from the Company other than compensation for Board service or benefits under a tax-qualified retirement plan;

  . been a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company as an executive officer;

  . been a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments that are or have been significant to the Company in any of the past five years ("significant" is to be defined by the Board);

  . been employed by the Company for the current year or any of the past three years; or

  . been employed as an executive of another company where any of the Company's executives serves on that company's compensation committee.

   An individual not meeting the criteria of the independent director definition may serve on the audit committee if the Board, under exceptional and limited circumstances, determines that membership on the committee by the individual is required in the best interests of the Company and its shareholders.

   All members of the committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the committee shall have accounting or related financial management expertise. Accounting familiarity is defined as the ability to read and understand fundamental financial statements. Financial management expertise signifies past employment experience in finance or accounting or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a CEO or other senior officer with financial oversight responsibilities.

   The members of the committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the committee may designate a Chair by majority vote of the full committee membership.

III. MEETINGS

   The committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the committee shall meet at least annually with management, the chief internal auditor and the independent accountants in separate executive sessions to discuss any matters that the committee or each of the groups believe should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

   To fulfill its responsibilities and duties, the audit committee shall do the following:

   Documents/Reports Review

  1. Review and update this Charter periodically, at least annually, as conditions dictate.

  2. Review the Company's annual and quarterly financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

  3. Review the regular internal reports to management prepared by the internal auditing department and management's response to those reports.

   Independent Accountants

  4. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation related to the annual audit to be paid to the independent accountants. On an annual basis, the committee shall review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence.

  5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants if circumstances warrant.

  6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

   Financial Reporting Processes

  7. In consultation with the independent accountants and the internal auditors, review the integrity of the Company's financial reporting processes, both internal and external.

  8. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

   Process Improvement

  9. Following completion of the annual audit, review separately with management and the independent accountants any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

  10. Following completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

  11. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

  12. Review activities, organizational structure and qualifications of the internal audit department.

   Ethical and Legal Compliance

  13. Review the Ethics and Corporate Business Practice Policy prepared by management and ensure that management has established a system to enforce this policy.

  14. Review management's monitoring of the Company's compliance with its ethics policy, and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public, satisfy legal requirements.

  15. Review, with the Company's General Counsel, legal compliance matters including corporate securities trading policies.

  16. Review, with the Company's General Counsel, any legal matter that could have a significant impact on the Company's financial statements.

   Other Investigations

  17. Conduct or authorize investigations into any matters within the audit committee's scope of responsibilities. The audit committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

  18. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the committee or the Board deems necessary or appropriate.

   Miscellaneous

  19. The audit committee is responsible for the duties set forth in this Charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing internal controls, and the independent accountants have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the audit committee is not the same quality as the audit performed by the independent accountants. In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible in order to react best to a changing environment.

                           PLAYBOY ENTERPRISES, INC.

                                     PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
          THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2001

 The undersigned hereby constitutes and appoints CHRISTIE HEFNER and HOWARD SHAPIRO, and each of them, as Proxies, each with full power of substitution, to vote for the undersigned all of the shares of Class A Common Stock of PLAYBOY ENTERPRISES, INC. registered in the name of the undersigned, as of March 12, 2001, at the annual meeting of stockholders of Playboy Enterprises, Inc. to be held May 9, 2001 and at any and all adjournments of that meeting, upon the following matters, which are more fully described in the Proxy Statement.

 The right to revoke this proxy at any time before it is voted is reserved. When properly executed, this proxy will be voted or withheld in accordance with the specifications made in this proxy. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF MS. HEFNER AND MESSRS. BOOKSHESTER, CHEMEROW, DRAPKIN, ROSENTHAL, ROSENZWEIG AND WOLFSON AS DIRECTORS; AND "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS.


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                        PLAYBOY ENTERPRISES, INC.
                   PLEASE MARK VOTE IN OVAL IN THE
                   FOLLOWING MANNER USING DARK INK
                   ONLY.



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1. Election of Directors: Nominees: 01-D. Bookshester, 02-D. Chemerow, 03-D.
   Drapkin, 04-C. Hefner, 05-S. Rosenthal, 06-R. Rosenzweig, 07-B. Wolfson. To withhold authority to vote for one or more (but less than all) nominees, write such nominee(s) name below and mark "For All Except Nominee(s) Written Below" to the right.
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 Nominee Exception
                                      For
                                      All
                                       0
                                   Withhold
                                      All
                                       0
                                    For All
                                    Except
0
2. To ratify the selection of Ernst & Young LLP as independent auditors of Playboy Enterprises, Inc. for the current fiscal year.

                                      For
                                       0

                                    Against
                                       0

                                    Abstain
0
The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

Signature(s)___________________________________________________________________
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Dated: ____ ,
2001.

The signature to this proxy should conform exactly to the name as shown. When shares are held by joint tenants, all such tenants must sign.
                           - FOLD AND DETACH HERE -

 PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.